Exhibit 8.2

December 20, 2019

Golar LNG Partners LP

2nd Floor, S.E. Pearman Building

9 Par-la-Ville Road

Hamilton, Bermuda HM 11

Re:                             Golar LNG Partners LP

Ladies and Gentlemen:

We have acted as special counsel to Golar LNG Partners LP (the “Company”), a Marshall Islands limited partnership, as to matters of the law of the Republic of the Marshall Islands in connection with the preparation of a registration statement on Form F-3 (such registration statement, as it may be amended or supplemented, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and offering (i) by the Company in one or more public offerings of an indeterminate number of the Company’s securities in such amount as shall result in an aggregate offering price not to exceed $600 million, which may include common units representing limited partner interests in the Company (the “Common Units”); other classes of units representing limited partner interests in the Company, including the 8.75% Series A Cumulative Preferred Units (the “Other Units”); options to purchase Common Units or Other Units; warrants to purchase Common Units or Other Units; rights to purchase Common Units or Other Units; and debt securities of the Company; and (ii) up to 21,226,586 Common Units to be sold by Golar LNG Limited and/ or Golar ML LLC and their respective transferees, distributees and other successors-in-interest.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Non-United States Tax Considerations — Marshall Islands Tax Consequences” therein, we hereby confirm that the opinions with respect to Marshall Islands tax matters expressed in the

Registration Statement under the caption “Non-United States Tax Considerations—Marshall Islands Tax Consequences” accurately state our views as to the tax matters discussed therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus relating to Marshall Islands law matters. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP